Exhibit 10.2

CHINO COMMERCIAL BANK, N.A.

SALARY CONTINUATION PLAN

1.                                       Purpose.

The purpose of this Salary Continuation Plan (the “Plan”) is to provide to those individuals upon whom responsibilities for the successful administration and management of the Bank rest, and whose past and future contributions to the Bank are recognized as critical to the continued success of the Bank, certain additional benefits in consideration of such contributions to the Bank. The term “Bank” as used in the Plan, shall mean and include Chino Commercial Bank, N.A., a national banking association, any bank holding company affiliate thereof and any consolidated subsidiary corporations and successors.

2.                                       Administration.

2.1           General. The Plan shall be administered by the Board of Directors of Chino Commercial Bank, N.A. (the “Board of Directors”) unless and until the Board of Directors delegates administration to a committee (the “Compensation Committee”), as provided in Section 2.3 below. Any action by the Board of Directors with respect to administration of the Plan shall be taken pursuant to a majority vote by its members; provided, however, that with respect to any action taken by the Board of Directors in connection with the grant of any benefits under the Plan to an individual director, such action must be authorized by the required number of directors without counting the interested director, who shall abstain from any vote regarding benefits which may be granted to him or her under the Plan and the determination, construction or interpretation of any of the terms and conditions of his or her Salary Continuation Agreement (as defined in Section 3 below). An interested director may be counted in determining the presence of a quorum at a meeting of the Board of Directors where such action will be taken.

2.2           Powers. The Board of Directors shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

a.             To determine from time to time which of the persons who are eligible to receive benefits under the Plan will be granted such benefits and how and when such benefits will be granted;

b.             To construe and interpret the Plan and any benefits granted pursuant to the Plan; to establish, amend or rescind rules and regulations for the Plan’s administration; to determine, construe and interpret any and all of the terms and conditions of any Salary Continuation Agreement (as defined in Section 3 below); and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Salary Continuation Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and

c.             To exercise such other powers and to perform such other acts as it deems necessary or expedient to administer the Plan and otherwise promote the best interests of the Bank.

2.3           Compensation Committee. The Board of Directors may delegate administration of the Plan to a Compensation Committee appointed by the Board of Directors and composed of not fewer than three (3) members of the Board of Directors. All members of the Compensation Committee shall be members of the Board of Directors. Each member of the Compensation Committee shall serve on such committee until removed by the Board of Directors or until such member otherwise vacates such position. The Compensation Committee shall have, in connection with administration of the Plan, the powers theretofore possessed by the Board of Directors as set forth in Section 2.2 hereof, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. Any action of the Compensation Committee with respect to administration of the Plan shall be taken pursuant to a majority vote or to the unanimous written consent of its members. The Board of Directors may abolish the Compensation Committee at any time and revest in the Board of Directors the administration of the Plan.

3.                                       Eligibility.

All salaried officers and other key employees of the Bank may, upon action by the Board of Directors, be eligible to receive benefits under the Plan. Members of the Board of Directors of the Bank, who are not salaried officers or otherwise key employees of the Bank, shall not be eligible to receive benefits under the Plan.

Each individual who is granted benefits under the Plan (collectively, the “Participants”) shall enter into a Salary Continuation Agreement with the Bank (“Salary Continuation Agreement” or “Agreement”), the terms and conditions of which will be determined by the Board of Directors or the Compensation Committee, as the case may be. The terms and conditions of each Salary Continuation Agreement need not be identical. No rights to receive benefits shall exist in the absence of a duly executed Salary Continuation Agreement.

4.                                       Funding; Limitation on Bank’s Obligations.

The Bank shall have the right, but not the obligation, to earmark or segregate any funds or other assets to be used for payment of any benefits granted under the Plan. Under no circumstances shall any act by the Bank, the Board of Directors or the Compensation Committee, if any, be considered as evidence of the creation of a trust fund, an escrow, or any other segregation of assets for the benefit of any Participant in the Plan, or the benefit of any beneficiary of a Participant. If at any time the Bank, in its sole discretion, shall earmark or set aside any cash funds or other assets to pay benefits under this Plan, the same shall, nevertheless, remain and be regarded as part of the general assets of the Bank subject to the claims of its general creditors.

The Bank’s obligation to make payments described in the Plan is an unfunded and unsecured contractual obligation only; and in the event any insurance company issuing a life insurance or annuity policy or other investment instrument purchased by the Bank to fund any

Salary Continuation Agreement hereunder shall fail or be in imminent danger thereof, the Bank shall have the right to take immediate action to recoup so much of its investment as possible, and shall have no obligation to fund any Agreement hereunder or portion thereof to the extent that such Agreement was intended to be funded by the proceeds of such policy, annuity or other investment. Neither the Participants nor their beneficiaries shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise, in any specific assets or funds of the Bank, including any insurance or annuity contracts or the proceeds therefrom, as described below. Participants and their beneficiaries shall look solely to the general credit of the Bank for satisfaction of any current or future obligation due under this Plan.

No life insurance or annuity policy purchased by the Bank in connection with the Plan shall in any way be considered to be security for the performance of the Bank’s obligations under the Plan. The Bank shall be the owner and beneficiary of such policy(ies) and any such policy shall be, and remain, a general unpledged, unrestricted asset of the Bank. However, the Bank may, in its discretion, elect to pay death benefits to participants in the Plan by means of Split Dollar life insurance policies. In such event, the Bank would still be the sole owner of the policies and have the right to exercise all incidents of ownership, and would be the beneficiary of the remaining death proceeds of the Policy after the interests of the Participants’ had been paid. If death benefits are to be paid in this manner, the Bank shall enter into Split Dollar Agreements with applicable Participants, specifying the benefits to be paid and related matters.

Nothing contained in the Plan, and no action taken by the Board of Directors or the Compensation Committee, as the case may be, in connection with the administration of the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Participants, their designated beneficiaries or any other person.

5.                                       Calculation of Benefits Payable to Participants.

The specific amount of benefits paid to Participants will vary depending on such factors as, but not limited to, an individual Participant’s age at the time of entry into the Plan and the number of remaining years prior to his or her stated retirement date. Upon acceptance of a salaried officer or other key employee of the Bank into the Plan, the Bank shall determine the specific amount of benefits to be granted such Participant and shall delineate such benefits in such Participant’s Salary Continuation Agreement and Split Dollar Agreement if applicable.

For purposes of this Section 5, a Participant will be deemed to have been “continuously employed” by the Bank if he or she has performed his or her duties as an employee of the Bank on a full-time basis without any material break in employment. A “material break in employment” shall be defined as (i) voluntary termination by a Participant of his or her employment or termination by the Bank without cause of a Participant’s employment for a period of ninety (90) consecutive days, (ii) termination by the Bank with cause, or (iii) a cumulative period of time totaling one hundred eighty (180) days during any calendar year, during which time the Participant has ceased to perform his or her duties as an employee of the Bank on a full-time basis; provided, however, that a material break in employment shall not include any military leave, sick leave or other bona fide leave of absence (to be determined by the Board of Directors or the Compensation Committee, as the case may be) of the Participant. For purposes of determining the amount of benefits to be paid to a Participant in accordance with his or her

Salary Continuation Agreement, commencing upon the effective date of a Participant’s Agreement, each twelve-month period in which a Participant has been continuously employed by the Bank shall be deemed a “Full Year of Employment With the Bank Completed.”

5.1           Retirement. When a Participant reaches the retirement date as set forth in such Participant’s Salary Continuation Agreement, the Bank shall pay retirement benefits to such Participant in the amounts set forth in his or her Agreement. Such benefits shall be payable in equal monthly installments to such Participant for a period of ten (10) consecutive years commencing on the first business day of the month following the stated retirement date and continuing on the first business day of each month thereafter for one hundred twenty (120) consecutive months until the specified number of installments have been paid in full. The Bank shall have no obligation under this Section 5.1 to any Participant who was not continuously employed by the Bank during the period from the date of execution of such Participant’s Salary Continuation Agreement until such Participant’s stated retirement date as set forth in his or her Agreement; provided, however, that such Participant may be entitled to receive a certain percentage of such retirement benefits as provided for in subsections 5.3.b through 5.3.d herein.

5.2           Death Prior to Retirement. In the event a Participant dies after acceptance into the Plan but prior to the retirement date set forth in such Participant’s Salary Continuation Agreement, and the Bank has entered into a Split Dollar Agreement with such Participant, then the Bank shall pay to the beneficiary designated by the Participant, the Participant’s surviving spouse, if any, or to the Personal Representative of the Participant’s estate, as the case may be (as more fully described in Section 7 hereof), a lump sum benefit as specified in the Participant’s Split Dollar Agreement, or as otherwise specified in the applicable life insurance policy or policies. If no Split Dollar Agreement has been entered into, then the Bank shall pay to such beneficiary the benefits upon death prior to retirement that are delineated in such Participant’s Salary Continuation Agreement. Payment of such benefits shall be made in equal monthly installments commencing on the first business day of the month following the Participant’s death and shall continue on the first business day of each month thereafter for one hundred twenty (120) consecutive months until all of the specified number of installments have been paid in full. However, the Bank shall have no obligation to pay any such benefits if the cause of death is one for which coverage is excluded under the applicable life insurance policy or policies.

5.3           Termination of Employment.

a.             Termination for Cause. In the event the Bank terminates a Participant’s employment with the Bank for cause, the Bank shall have no obligation to pay any benefits under the Plan to such Participant or any beneficiary thereof. If a Participant has entered into a written employment agreement with the Bank, then, solely for the purpose of determining benefits to be paid under the Plan, “cause” shall have the same definition as that set forth in such employment agreement. If a Participant has not entered into a written employment agreement with the Bank, then, solely for the purpose of determining benefits to be paid under the Plan, “cause” shall be defined as: (i) failure to perform or habitual neglect of the duties which a Participant is required to perform as an employee of the Bank, (ii) a Participant’s suspension or removal from office by the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory agency having appropriate jurisdiction, (iii) engagement in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of the Participant’s fitness or ability to perform his or her duties as an employee of the Bank as determined by the Board of Directors in good faith, or (iv) the commission by the Participant of any act which would cause termination of coverage under the Bank’s Bankers’ Blanket Bond as to the Participant (as distinguished from termination of coverage as to the Bank as a whole).

Notwithstanding any other provision of this subsection 5.4(a), termination of a Participant’s employment with the Bank as a result of such Participant’s death or “total disability” (as defined in subsection 5.4(d) hereof) will not be deemed to be termination for “cause” for the purpose of determining benefits to be paid under the Plan.

b.             Termination without Cause. In the event the Bank terminates a Participant’s employment with the Bank without cause prior to the Participant’s stated retirement date, such Participant shall receive an annual retirement benefit equal to the percentage of total retirement benefits (which would otherwise have been payable to a Participant upon retirement pursuant to Section 5.1 hereof) which have vested as of the date of termination as determined by the vesting schedule for “Benefits Upon Termination by the Bank Without Cause” set forth in such Participant’s Salary Continuation Agreement. Such benefits shall be payable by the Bank for ten (10) consecutive years in one hundred twenty (120) equal monthly installments commencing on the first business day of the month following a Participant’s retirement date as set forth in his or her respective Salary Continuation Agreement and continuing on the first business day of each month thereafter until all of the specified number of installments have been paid in full. Solely for the purpose of determining benefits to be paid under the Plan, termination “without cause” shall mean termination of a Participant’s employment with the Bank for any reason whatsoever; provided, however, that termination “without cause” shall not include any termination of Participant’s employment with the Bank for “cause,” or as a result of a Participant’s voluntary termination of his or her employment with the Bank, a Participant’s death or total disability, as a result of any Reorganization (as defined in Section 6 hereof) or any other exclusion from such definition as may be set forth in a Participant’s Salary Continuation Agreement.

c.             Voluntary Termination. In the event a Participant voluntarily terminates his or her employment with the Bank, such Participant shall receive an annual retirement benefit equal to the percentage of total retirement benefits (which would otherwise have been payable to a Participant upon retirement pursuant to Section 5.1 hereof) which have vested as determined by the vesting schedule for benefits upon voluntary termination set forth in such Participant’s Salary Continuation Agreement. However, in order to qualify for any benefits in the event of voluntary termination, the Participant must refrain from engaging in the business of banking within a twenty-five (25) mile radius of the Bank’s main office, or any branch office, or of any location for which the Bank has applied for a branch office. Such benefits shall be payable by the Bank for ten (10) consecutive years in one hundred twenty (120) equal monthly installments commencing upon the first business day of the month following Participant’s retirement date as set forth in his or her respective Agreement and continuing on the first business day of each month thereafter until all of the specified number of installments have been paid in full.

d.             Total Disability. In the event a Participant suffers a total disability after acceptance into the Plan but prior to retirement, such Participant shall receive an annual retirement benefit equal to the percentage of total retirement benefits (which would otherwise have been payable to a Participant upon retirement pursuant to Section 5.1 hereof) which have vested as determined by the vesting schedule for benefits upon disability set forth in such Participant’s Salary Continuation Agreement. Such benefits shall be payable by the Bank for ten (10) consecutive years in one hundred twenty (120) equal monthly installments commencing upon the first business day of the month following Participant’s retirement date as set forth in his or her respective Agreement and continuing on the first business day of each month thereafter until all of the specified number of installments have been paid in full. In the event a Participant has entered into a written employment agreement with the Bank, then, solely for the purpose of determining benefits to be paid under the Plan, “total disability” shall have the same definition as that set forth in such employment agreement, if any. If a Participant has not entered into a written employment agreement with the Bank (or if “total disability” is not defined in such employment agreement), then, solely for the purpose of determining benefits to be paid under the Plan, “total disability” shall be defined as the inability of a Participant to engage in his or her regular duties as an employee of the Bank by reason of any medically determined physical or mental impairment for a period of ninety (90) consecutive days or a cumulative period of one hundred eighty (180) days during any one calendar year.

5.4           Death Subsequent to Retirement, Disability or Other Termination of Employment. In the event a Participant dies subsequent to the retirement date set forth in his or her Salary Continuation Agreement or subsequent to the date of his or her termination of employment by the Bank as a result of any Reorganization of the Bank, and such Participant has entered into a Split Dollar Agreement with the Bank, then the Bank (or successor entity if applicable) shall immediately cease paying any retirements benefits under such Salary Continuation Agreement, and shall instead pay a lump sum death benefit to the Participant’s beneficiary as specified in the Participant’s Split Dollar Agreement or as otherwise specified in the applicable life insurance policy or policies. In the event a Participant dies subsequent the termination of his or her employment by the Bank without cause, voluntary termination of employment, or termination of employment due to total disability, as described in subsections 5.3.b through 5.3.d hereof, then the amount of benefits due under the Participant’s Split Dollar Agreement shall be proportional to the amount of the Participant’s benefits which were vested pursuant to the Participant’s Salary Continuation Agreement at the time of such termination. No deductions shall be made from the death benefit for any payments previously made under this Salary Continuation Agreement.

If a Participant has not entered into a Split Dollar Agreement with the Bank, then all of the retirement benefits (or the remaining retirement benefits, as the case may be) which are due the Participant pursuant to Section 5.1, 5.3.b through 5.3.d or Section 6 hereof, and in accordance with his or her Salary Continuation Agreement, shall be payable by the Bank to the appropriate beneficiary in such installments and on such dates as were payable to the Participant prior to his or her death. However, the Bank shall have no obligation to pay or continue to pay (as applicable) any such benefits if the cause of death is one for which coverage is excluded under the applicable life insurance policy or policies.

5.5           Early or Late Retirement. In connection with benefits to be paid under the Plan, any Participant may apply directly to the Board of Directors for an early or late retirement. In the event the Board of Directors accepts the Participant’s application for early or late retirement, such Participant’s Salary Continuation Agreement shall be amended to reflect the revised terms of such Participant’s retirement date and amount of retirement benefits. Such revised benefits shall be payable by the Bank pursuant to this Section 5.5 only to the extent that the Participant was continuously employed by the Bank during the period from the date of execution of such Participant’s Agreement until the date of such Participant’s revised retirement date. To the extent that the Participant was not continuously employed by the Bank during such period, the Participant’s benefits under the Plan, if any, will be covered by either Section 5.3 or Section 6 herein. Retirement benefits under this Section 5.5 shall be payable in equal monthly installments for a period of ten (10) consecutive years commencing on the first business day of the month following the Participant’s revised retirement date and continuing on the first business day of each month thereafter for one hundred twenty (120) consecutive months until all of the specified installments have been paid in full. In the event such Participant dies subsequent to his or her revised retirement date set forth in his or her amended Salary Continuation Agreement, and has not entered into a Split Dollar Agreement with the Bank, then all of the retirement benefits (or remaining retirement benefits, as the case may be) which are due such Participant under his or her Agreement shall be payable by the Bank to the beneficiary designated by such Participant, to the Participant’s surviving spouse, if any, or to the Participant’s estate, as the case may be (as more fully described in Section 7 herein), in such installments and on such dates as were payable to the Participant prior to his or her death. If the Bank has entered into a Split Dollar Agreement with a Participant, then payment of death benefits shall be in a lump sum as specified in such Participant’s Split Dollar Agreement or as otherwise specified in the applicable life insurance policy or policies. However, the Bank shall have no obligation to pay or continue to pay (as applicable) such benefits if the cause of death is one for which coverage is excluded under the applicable life insurance policy or policies.

6.                                       Reorganization.

For purposes of this Plan, a “Reorganization” shall include: (i) a reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the Bank will not be the surviving entity, (ii) a sale of substantially all the assets and property of the Bank to another person, corporation or entity, or (iii) a “change in control”, i.e., any other single transaction involving the Bank (such as a tender offer) where there is a change in ownership of at least twenty-five percent (25%) of the Bank’s outstanding shares, unless such change in ownership results from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (ii) the issuance of additional shares of stock by the Bank in a secondary stock offering, private placement or similar transaction. In the event of any reorganization, this Plan shall not be terminated, and the surviving or resulting corporation, or the transferee of the Bank’s assets or stock, whichever may apply, shall be bound by and shall have the benefits of the Plan and each Salary Continuation Agreement then in effect. The Bank shall take all actions necessary to ensure that such corporation or transferee is bound by all of the provisions of the Plan. In the event that the employment of any Participant is terminated (or “constructively terminated”) in connection with or within one (1) year following a Reorganization, the Participant shall be one hundred percent (100%) vested in the total benefit as described in subsection 1(a) of this Agreement. For purposes of this Plan, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for the Participant immediately prior to the Reorganization or (ii) any relocation of the Participant more than twenty-five (25) miles from his or her principal place of business immediately prior to the Reorganization.

Notwithstanding the prior paragraph, no payment shall be made to any Participant any Salary Continuation Agreement to the extent that such payment, when aggregated with all other payments considered for purposes of calculating a parachute payment, would result in an excess parachute payment as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and each Participant’s Salary Continuation Agreement shall contain a provision to such effect.

7.                                       Beneficiaries.

A Participant may designate one or more primary or contingent beneficiaries to receive all or any specified portion of any benefits under the Plan which, at the time of such Participant’s death, remain payable by the Bank to such Participant. Such Participant may designate such beneficiary(ies) on Exhibit A to his or her Salary Continuation Agreement. The designation of any such beneficiaries may be changed or revoked at any time prior to a Participant’s death by giving the Bank three (3) days’ written notice of such change or revocation in the manner provided in Section 12 of the Plan.

In the event a Participant shall fail to designate a beneficiary prior to his or her death or designates a beneficiary and thereafter revokes such designation without naming another beneficiary, or designates one or more beneficiaries and all such beneficiaries so designated shall fail to survive the Participant, any payments of benefits under the Plan shall be made to the Participant’s surviving spouse, if any, or otherwise to the Personal Representative of the Participant’s estate.

Unless a Participant has specified otherwise in the beneficiary designation, the beneficiary or beneficiaries designated by the Participant shall become fixed as of the Participant’s death so that, if a beneficiary survives a Participant but dies prior to the receipt of all payments due such beneficiary, such remaining payments shall be payable to the Personal Representative of such beneficiary’s estate.

Participants and their beneficiaries shall not have any assignable interest in the future payments due under the Plan, nor any right to anticipate, dispose of, pledge or encumber the same prior to actual receipt thereof, nor shall the same be subject to attachment, garnishment, or execution following judgment or other legal process instituted by a Participant’s creditors or any such beneficiary; provided, however, that the balance of a Participant’s benefit payments shall at all times be subject to offset for debts owed by such Participant to the Bank.

8.                                       Withholding Taxes.

The Bank may withhold from any payment made under the Plan (and remit to the proper taxing authority) such amounts as it may be required to withhold under any applicable federal, state, local or foreign law.

9.                                       Effect on Employment Rights and Other Benefit Programs.

Nothing in the Plan, in any Salary Continuation Agreement or in any Split Dollar Agreement shall be deemed to give any Participant any right to remain in the employ of the Bank nor to affect the right of the Bank to terminate the employment of any Participant at any time, with or without cause, which right is hereby reserved. This Plan shall not be considered a supplement to any contract of employment, either oral or written, between any Participant and the Bank.

The Plan is in addition to, and not in lieu of, any benefit plan or program in which a Participant may be or become eligible to participate by reason of his or her association with the Bank.

10.                                 Binding Effect of Salary Continuation Agreements.

Subject to the provisions hereof, the agreements created by this Plan shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Bank, and the Participants’ beneficiaries, personal representatives, and heirs.

11.                                 Amendment and Termination.

The Board of Directors or the Compensation Committee, as the case may be, may terminate the Plan, or make such changes in it and additions to it as it shall deem advisable; provided, however, that no termination or amendment of the Plan may, without the consent of a Participant, terminate such Participant’s benefits under the Plan or materially and adversely affect the Participant’s rights under the Plan, except in the event of certain changes in the law described in the sentence immediately following. The Bank reserves the right to terminate or modify a Participant’s outstanding agreement or benefits in the event of (i) any changes in federal tax laws which would limit the Bank’s available tax deductions in connection with the funding of any Agreements hereunder; or (ii) any changes in applicable laws, regulations or regulatory policies which would cause the Plan or Agreements to be legally impermissible or would subject the Bank to criticism by a bank regulatory agency.

12.                                 Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, upon personal delivery (professional courier acceptable) or three (3) business days following deposit with the United States Postal Service, by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses: (a) if to the Bank, to its principal place of business, and (b) if to a Participant, to his or her address set forth on the signature page of his or her respective Salary Continuation Agreement. Such persons or addresses may change from time to time by notice given pursuant to the provisions of this Section.

13.                                 Governing Law.

Except to the extent governed by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of California.

14.                                 Effective Date of Plan.

The Plan was adopted by the Bank on February 19, 2004 and the first year of the Plan shall be the fiscal year ending December 31, 2004.